Execution Copy

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MORGAN GROUP HOLDING CO.,

as Parent

G.R. ACQUISITION, LLC,

as Merger Sub

G.RESEARCH, LLC,

as the Company

INSTITUTIONAL SERVICES HOLDINGS, LLC,

as the Sole Member of the Company

and

ASSOCIATED CAPITAL GROUP, INC.,

as Company Parent

Dated as of October 31, 2019

i

ii

EXHIBIT A	Form of Certificate of Merger
EXHIBIT B	Amended and Restated Limited Liability Company Agreement of the Company
EXHIBIT C	Financial Statements

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 31, 2019, is among Morgan Group Holding Co., a Delaware corporation (“Parent”), G.R. Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), G.research, LLC, a Delaware limited liability company (the “Company”), Institutional Services Holdings, LLC, a Delaware limited liability company and sole member of the Company (“Sole Member”), and Associated Capital Group, Inc., a Delaware corporation and parent of Sole Member (“Company Parent”).

RECITALS

A.          Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), pursuant to which Merger Sub will cease to exist, and the Company will be the surviving company in the Merger (the “Surviving Company”) and will become a wholly owned subsidiary of Parent.

B.          The respective board of directors of Parent and the managing member Merger Sub have unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Parent, Merger Sub and their respective stockholders and members.

C.         The managing member of the Company and the board of directors of Company Parent have unanimously approved and declared advisable the Merger, upon the terms and subject to the conditions set forth herein, and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company, Company Parent and their respective members and stockholders.

AGREEMENT

In consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Defined Terms.  For purposes of this Agreement:

“Acquisition Proposal” means any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent) contemplating or otherwise relating to any transaction or series of related transactions involving any:

(a)          merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which:  (i) a Person or “group” (as defined in the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 15% of the outstanding shares of any class of voting securities of the Company;

(b)          sale, lease, license, exchange, transfer, acquisition or disposition of any assets that constitute or account for:  (i) 15% or more of the net revenues of the Company, net income of the Company or book value of the Company; or (ii) 15% or more of the fair market value of the assets of the Company; or

(c)          liquidation or dissolution of the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  As used herein, the term “control” means:  (a) the power to vote at least 10% of the voting power of a Person, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Income Tax Law).

“Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, as amended and as interpreted in applicable administrative guidance and the rules and regulations issued thereunder.

“Antitrust Laws” means the Hart-Scott-Rodino Act and any other Laws applicable to Parent or the Company in any applicable jurisdiction that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization of trade.

“Business Day” means a day other than Saturday, Sunday or any other day on which banks in New York, New York are required or authorized to be closed.

“Cash” means the aggregate amount of all cash and cash equivalents of the Company (including marketable securities, short-term investments, liquid instruments, petty cash, deposits in transit to the extent there has been a reduction of receivables on account therefor, the amount of any received and uncleared checks, wires or drafts, and reduced by the amount of any issued but uncleared checks, wires or drafts).

“COBRA” means Section 4980B of the Code and Part 6 of Title I of ERISA (or any successor provisions thereto) and the rules and regulations promulgated thereunder.

“COBRA Coverage” means continuation of group health plan coverage required under COBRA.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

“Collective Bargaining Agreement” means any Contract or other agreement or understanding with a labor union or labor organization or other employee representative.

“Company Certificate” means a certificate in form and substance reasonably satisfactory to Parent, dated as of the Closing Date and duly executed and delivered by the Company, certifying (a) as to the Company’s satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b), and (b) that attached thereto are (i) a true, complete and accurate copy of the limited liability company agreement and certificate of formation of the Company, as amended, and (ii) a true, complete and accurate copy of resolutions duly adopted by the Sole Member adopting and approving this Agreement.

“Company Required Consents” means, collectively, all consents of any Persons listed on Schedule 3.3(a) of the Disclosure Schedules.

“Company Taxes” means any Taxes (a) of or with respect to the Company or its assets or operations for any Pre-Closing Tax Period or the portion of any Straddle Period ending on or before the Effective Time as determined in accordance with Section 6.1(b) hereof, (b) imposed in connection with the transactions contemplated by this Agreement (including any Transfer Taxes), (c) of any Person imposed on the Company as a result of being a member of any Affiliated Group on or before the Effective Time pursuant to Treasury Regulation Section 1.1502‑6 or any similar state, local, or foreign Law, (d) of any Person for which the Company becomes liable as a transferee or successor, by Contract (including any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person), or pursuant to any law, to the extent such Taxes relate to an event or transaction occurring before the Effective Time.

“Contracts” means all contracts, agreements, licenses, indentures, notes, bonds, instruments, leases, mortgages, sales orders, purchase orders, arrangements, commitments, obligations and other understandings or undertakings of any nature, in any case whether written or oral, as well as any bids or proposals which if accepted would result in a binding contract, and all amendments, restatements, supplements or other modifications thereto or waivers thereunder.

“Delaware Secretary” means the Secretary of State of the State of Delaware.

“Employee Pension Benefit Plan” means an “employee pension benefit plan” (as defined in Section 3(2) of ERISA whether or not subject to ERISA).

“Employee Welfare Benefit Plan” means an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA whether or not subject to ERISA).

“Environmental and Safety Requirements” means any Law that is related to (a) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (b) health or safety, (c) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (d) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).

“Equity Securities” means, if a Person is a corporation, shares of capital stock of such corporation and, if a Person is a form of entity other than a corporation, ownership interests in such form of entity, whether membership interests or partnership interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations issued thereunder.

“ERISA Affiliate” means the Company and any predecessor of the Company and any other Person who constitutes or has constituted all or part of a controlled group or had been or is under common control with, or whose employees were or are treated as employed by the Company and any predecessor of the Company, under Section 414 of the Code or Section 3(40)(B)(ii) or 4001(b) of ERISA.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“FINRA” means Financial Industry Regulatory Authority, Inc.

“GAAP” means U.S. generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

“Government Approval” means any (a) necessary filings, notifications, registrations, applications, declarations and submissions in connection with the transactions contemplated under this Agreement, as required under any applicable Law and (b) consents, Permits or Orders from a Governmental Authority required to be obtained or made the Company or Parent or any of their respective Affiliates to execute, deliver and perform their respective obligations under this Agreement and consummate the transactions contemplated under this Agreement.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, bureau, board, department, official, body or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city, other political subdivision or any other similar body or organization exercising governmental or quasi-governmental power or authority, including FINRA or any other self-regulatory organization under the federal securities law.

“Hazardous Material” means (a) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (b) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., (c) petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure, (d) radioactive material, including any source, special nuclear, or by-product material as defined in 42 U.S.C. § 2011 et seq., (e) asbestos that is friable or could reasonably be likely to become friable, (f) polychlorinated biphenyls, (g) microbial matter, biological toxins, mycotoxins, mold or mold spores and (h) other material, substance or waste to which liability or standards of conduct may be imposed, or which requires or may require investigation, under any applicable Environmental and Safety Requirements.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1986, as amended and the rules and regulations issued thereunder.

“Income Tax Return” means a Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Income Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Income Tax.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to the Company, at any date, (a) all obligations for borrowed money or extensions of credit, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments, commercial paper or debt securities, (c) all obligations under swaps, hedges, caps, collars, options, futures or similar instruments, (d) all obligations for the deferred purchase price of any property or services (other than trade accounts payable and accrued expenses incurred in the ordinary course of business and reflected as accounts payable or accrued expenses in the Net Working Capital as finally determined pursuant to Section 1.1), including earnouts and payments under non-compete agreements, (e) all obligations created or arising under any conditional sale or other title retention agreement, (f) all obligations secured by a Lien, (g) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (h) all obligations in respect of bankers’ acceptances, surety bonds, performance bonds or letters of credit, (i) all obligations of any Person other than the Company which are directly or indirectly guaranteed by the Company or in respect of which the Company has otherwise assured an obligee against loss, (j) all interest, principal, prepayment penalties, premiums, fees or expenses due or owing in respect of any item listed in clauses (a) through (i) above, (k) all obligations with respect to any Employee Benefit Plan that is not funded in accordance with ERISA, and (l) an amount equal to all customer deposits and all obligations with respect to deferred revenue determined in accordance with GAAP.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all moral rights, copyrights and other rights in any work of authorship, compilation, derivative work or mask work and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) Software, (f) all other proprietary and intellectual property rights, (g) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (h) the exclusive right to display, perform, reproduce, make, use, sell, distribute, import, export and create derivative works or improvements based on any of the foregoing and (i) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Knowledge” means, when referring to the “knowledge” of the Company, or any similar phrase or qualification based on knowledge of the Company, (a) the actual knowledge of any employee, officer or manager of the Company and (b) the knowledge that any such person referenced in clause (a) above, as a prudent business person, would have obtained after making due inquiry with respect to the particular matter in question.

“Law” means the common law of any state or other jurisdiction, or any provision of any foreign, federal, state or local law, statute, code, rule, regulation, Order, certification standard, accreditation standard, Permit, judgment, regulatory code of practice, statutory guidance, injunction, decree or other decision of any court or other tribunal or Governmental Authority.

“Liabilities” means any Indebtedness, liabilities, demands, commitments or obligations of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, fixed or unfixed, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, secured or unsecured, or otherwise, whether due or to become due, whether arising out of any Contract or tort based on negligence or strict liability and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto, and however arising and including all fees, costs and expenses related thereto.

“Liens” means all liens, security interests, claims, mortgages, deeds of trust, preemptive rights, leases, charges, options, rights of first refusal, easements, proxies, voting trusts or agreements, transfer restrictions, pledges, assessments, covenants, burdens and other encumbrances of every kind, including restrictions on voting or use.

“Losses” means any and all Liabilities, losses, damages, judgments, awards, settlements, royalties, diminution in value, interest, penalties, fines, Taxes, demands, Proceedings, claims, deficiencies, costs and expenses of any kind (including reasonable fees and expenses of attorneys, accountants and other experts paid in connection with the investigation or defense of any of the foregoing or any Proceeding relating to any of the foregoing).

“Material Adverse Effect” means (a) any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, results of operation or prospects of the Company, whether or not foreseeable and whether or not durationally significant, provided that any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect shall have occurred:  (i) changes in general economic conditions or (ii) acts of terrorism, armed hostilities or war, except, with respect to clauses (i) and (ii), to the extent that the Company is disproportionately impacted by such Events in comparison to others in the industry in which it operates, (b) any Event that prevents or materially delays, or could be reasonably expected to prevent or materially delay, consummation of the transactions contemplated hereby or the performance by the Company of any of its material obligations under this Agreement or (c) any Event that materially impairs, or could reasonably be expected to impair, the ability of the Company to continue operating the business after the Closing in substantially the same manner as it was operated immediately prior to the date of this Agreement.

“Merger Consideration” shall mean 50,000,000 shares of Parent Common Stock.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA whether or not subject to ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of ERISA Section 4063 or 4064 or Code Section 413(c) whether or not subject to ERISA

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40) whether or not subject to ERISA.

“Net Working Capital” means the difference, as the time immediately prior to the Closing, between (a) those assets that should be reflected as current assets on a classified statement of financial condition of the Company and (b) those liabilities that should be reflected as current liabilities on a classified statement of financial condition of the Company, in each case, (i) prepared in accordance with GAAP using, to the extent in accordance with GAAP, the same accounting methods, principles, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the determination of the current assets or current liabilities, as applicable, in the preparation of the Balance Sheet and (ii) including liabilities with respect to Transaction Expenses.

“Net Working Capital Certificate” means a certificate in form and substance reasonably satisfactory to the Parent, dated as of the Closing Date and duly executed and delivered by the Company, certifying that the Net Working Capital of the Company is at least $5,000,000.

“Order” means any order, judgment, ruling, injunction, award, stipulation, assessment, decree or writ, whether preliminary or final, of any Governmental Authority.

“Parent Certificate” means a certificate in form and substance reasonably satisfactory to the Company, dated as of the Closing Date and duly executed and delivered by Parent, certifying (a) as to Parent’s satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b) and (b) that attached thereto are (i) a true, complete and accurate copy of the limited liability company agreement and certificate of formation of Merger Sub, as amended, and (ii) a true, complete and accurate copy of resolutions duly adopted by the board of directors of Parent and Parent, as sole member of Merger Sub, adopting and approving this Agreement.

“Parent Common Stock” means the shares of common stock, par value $0.01 per share of Parent.

“Parent Option” means all options to purchase shares of Parent Common Stock.

“Party” means any party to this Agreement.

“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexamined patents, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Permits” means permits, licenses, registrations, consents, certificates, grants, waivers, qualifications, approvals and all other authorizations by or of Governmental Authorities.

“Permitted Lien” means (a) Liens for Taxes not yet due and payable, or for Taxes being contested in good faith and for which appropriate reserves have been accrued for in the Net Working Capital as of the Closing Date, (b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable, (d) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, and (e) in the case of the membership interests, restrictions arising under applicable securities Laws, but in each such case excluding any Lien with respect to any Employee Benefit Plan.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, firm or other entity or any Governmental Authority.

“Proceeding” means any suit, action, cause of action, litigation, hearing, inquiry, examination, demand, proceeding, controversy, complaint, appeal, notice of violation, citation, summons, subpoena, arbitration, mediation, dispute, claim, allegation, investigation or audit of any nature whether civil, criminal, quasi criminal, indictment, administrative, regulatory or otherwise and whether at Law or in equity.

“Related Party” means each officer or managing member of the Company, each family member of any officer or managing member of the Company, each trust for the benefit of any of the foregoing, and each Affiliate of any of the foregoing (other than the Company).

“Related Party Transaction” means any Contract or transaction between the Company, on the one hand, and any Related Party, on the other hand.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping into the indoor or outdoor environment.

“Service Provider” means each director, officer, employee, manager, independent contractor, consultant, leased employee, or other service provider of the Company.

“Software” means all websites, computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation).

“Sole Member” means the sole holder of membership interests in the Company immediately prior to the Effective Time.

“Straddle Period” means any taxable period beginning on or before and ending after the Effective Time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses, or shall have the right or sufficient voting interests to designate or elect either (i) a majority of the Persons serving as managers or (ii) the sole manager, managing director or general partner of such entity.

“Systems” means the computer systems (including the computer software, firmware and hardware), telecommunications, networks, peripherals, platforms, computer systems, and other similar or related items of automated, computerized, or software systems (including any outsourced systems and processes) that are owned, used, or relied upon by the Company.

“Tax” means any and all multi-national, federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add‑on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, composite, healthcare (whether or not considered a tax under applicable Law), escheat or unclaimed property (whether or not considered a tax under applicable Law) or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax, any penalties resulting from any failure to file or timely file a Tax Return, or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, notices, forms, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority, or maintained by any Person, or required to be maintained by any Person, in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Title IV Plan” means an employee benefit plan subject to Section 302 or Title IV of ERISA or Code Section 412, 413, or 430.

“Trademarks” means, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, registered trade dress and unregistered trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of source, origin, endorsement, sponsorship or certification, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Expenses” means (a) all of the fees, costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement or any transaction or series of transactions similar to such transactions, including all fees, costs and expenses payable to attorneys, financial advisors, accountants, consultants or other advisors and all obligations under any engagement letter or other agreement or understanding with investment banker/broker, (b) all payments by the Company to obtain any third-party consent required under any Contract in connection with the consummation of the transactions contemplated by this Agreement, and (c) all obligations that arise in whole or in part as a result of the consummation of the transactions contemplated by this Agreement, under any Contract or Employee Benefit Plan in effect on or before the Closing Date, including all change of control, severance, retention, stock appreciation, phantom stock or similar obligations or any other accelerations of or increases in rights or benefits, and all Taxes that are payable in connection with or as a result of the satisfaction of such obligations.

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

“VEBA” means a “voluntary employees’ beneficiary association” within the meaning of Code Section 501(c)(9).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar Law.

Section 1.2          Table of Definitions.  The following terms have the meanings set forth in the locations in this Agreement referenced below:

Term	Location
Agreement	Preamble
Assets	Section 3.9(a)
Audit Date	Section 3.8
Balance Sheet	Section 3.5(a)(ii)
Certificate of Merger	Section 2.1(b)(ii)
Closing	Section 2.1(b)(i)
Closing Date	Section 2.1(b)(i)
Closing Press Release	Section 6.5(c)
Company	Preamble
Company Appointees	Section 5.7
Company Closing Deliverables	Section 2.2(a)
Company Parent	Preamble
Confidentiality Agreement	Section 5.3(d)
Disclosure Schedules	Article III
DLLCA	Recitals
Effective Time	Section 2.1(b)(ii)
Employee Benefit Plan	Section 3.16(a)
Employee Benefit Plans	Section 3.16(a)
Filing Deadline	Section 6.5(a)
Financial Statements	Section 3.5(a)
Form 8-K	Section 6.5(a)
Insurance Policies	Section 3.20
Leased Real Property	Section 3.19(b)
Merger	Recitals
Merger Sub	Preamble
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Closing Deliverables	Section 2.2(b)
Parent Financials	Section 4.5(b)
Pre-Closing Period	Section 5.1(a)
Pre-Closing Tax Period	Section 6.1(a)(i)
Pre-Closing Taxes	Section 6.1(a)(i)
Public Certifications	Section 4.5(a)
Real Property Leases	Section 3.11(e)
SEC Reports	Section 4.5(a)
Sole Member	Preamble
Straddle Tax Returns	Section 6.1(a)(ii)
Surviving Company	Recitals
Transfer Taxes	Section 6.1(c)

ARTICLE II
 THE MERGER

Section 2.1          The Merger.

(a)         Structure.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DLLCA, Merger Sub shall be merged with and into the Company, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company and a wholly owned subsidiary of Parent.

(b)          Closing; Effective Time.

(i)          Subject to the satisfaction or, to the extent permitted hereunder, waiver of the conditions to the Closing set forth in Article VII (other than those to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted hereunder, waiver at the Closing), the closing of the transactions contemplated by this Agreement (the “Closing”) shall be effected (A) by physical exchange of documentation at the offices of Paul Hastings LLP, 200 Park Avenue, New York, NY 10166, or (B) if acceptable to the Parent and the Sole Member, by exchanging true, complete and accurate copies of executed originals via electronic mail or overnight courier service, in either case at 10:00 a.m. local time of such office on a date specified by the Parties that is no later than the third Business Day following the satisfaction, or to the extent permitted hereunder, waiver by the Party entitled to the benefit thereof of the conditions to the Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied and are capable of being satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions at the Closing), in each case unless the Parties agree to effect the Closing at any other place.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

(ii)         Subject to the provisions of this Agreement, contemporaneously with or as promptly as practicable after the Closing, the Company, Parent and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit A to be executed, acknowledged and filed with the Delaware Secretary in accordance with the relevant provisions of the DLLCA and shall make all other filings or recordings required under the DLLCA.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Delaware Secretary or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(c)         Effect of the Merger.  The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(d)          Certificate of Formation and Limited Liability Company Agreement; Directors and Officers.

(i)           At the Effective Time, the certificate of formation of the Company, as then in effect, shall continue in full force and effect as the certificate of formation of the Surviving Company, unless and until amended in accordance with applicable Law.

(ii)         At the Effective Time, the limited liability company agreement of the Company shall be amended and restated in its entirety to read as set forth on Exhibit B hereto and as so amended and restated shall be the limited liability company agreement of the Surviving Company, unless and until amended in accordance with its terms and applicable Law.

(iii)        Unless otherwise determined by the Company prior to the Effective Time, from and after the Effective Time, the officers of the Company shall be the officers of the Surviving Company until their respective successors are duly elected or appointed and qualified.

(iv)         At the Effective Time, Parent shall be the member/manager of the Surviving Company in accordance with the limited liability company agreement of the Surviving Company and otherwise in accordance with applicable Law.

Section 2.2          Closing Deliverables.

(a)         Company Closing Deliverables.  In addition to the other requirements set forth in this Agreement, at or before the Closing, the Company shall deliver or cause to be delivered to Parent each of the following documents and instruments (collectively, the “Company Closing Deliverables”):

(i)           the Company Certificate, duly executed by the Company;

(ii)         the Net Working Capital Certificate, duly executed by the Company;

(iii)        all Company Required Consents; and

(iv)         all other instruments and documents reasonably requested by Parent.

(b)         Parent Closing Deliverables.  In addition to the other requirements set forth in this Agreement, at or before the Closing, Parent shall deliver or cause to be delivered to the Company each of the following documents and instruments (collectively, the “Parent Closing Deliverables”):

(i)           the Parent Certificate, duly executed by Parent.

Section 2.3          Conversion of Membership Interest in the Merger.  Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of Parent and Merger Sub (or their respective stockholders or members) or the Company or the Sole Member:

(a)          The membership interest in the Company issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive Merger Consideration.

(b)          The membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into the sole membership interest in the Surviving Company issued and outstanding immediately following the Effective Time.

Section 2.4          Merger Consideration. At the Effective Time, Parent shall issue the Merger Consideration to the Sole Member or its designees in accordance with the terms and conditions of this Agreement.

Section 2.5          Tax Consequences.   For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code.  The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368‑2(g) and 1.368‑3(a) of the Treasury Regulations.

ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND COMPANY PARENT

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”) (each of which shall qualify only the specifically identified sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement), the Company and Company Parent, jointly and severally, represent and warrant to Parent as of the date hereof and as of the Closing as follows:

Section 3.1          Organization and Qualification; Authorization.

(a)         Each of Company Parent and the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, which jurisdiction is listed on Schedule 3.1 of the Disclosure Schedules, and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  Each of Company Parent and the Company is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 3.1 of the Disclosure Schedules, which are all of the jurisdictions in which the nature of such Person’s business or assets requires such Person to so qualify.  Complete and correct copies of the charter documents, bylaws or similar organizational documents of the Company and Company Parent and all amendments thereto have been made available to Parent.  Each of Company Parent and the Company is not in violation of any of the provisions of its charter documents, bylaws or similar organizational documents.

(b)         Each of Company Parent and the Company has all requisite power and authority to (i) execute, deliver and perform its obligations under this Agreement and (ii) consummate the transactions contemplated hereby.  The approval of Company Parent’s board of directors and the Sole Member (which has been obtained) is the only vote or consent of the holders of any membership interest in the Company required under applicable Law, Company Parent’s certificate of incorporation and bylaws, the Company’s certification of formation, or otherwise, to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement, the performance by each of Company Parent and the Company of its obligations hereunder and the consummation by Company Parent and the Company of the transactions contemplated hereby have been duly authorized.  This Agreement has been duly executed and delivered by Company Parent and the Company and constitute the legal, valid and binding obligation of Company Parent and the Company, enforceable against them in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

Section 3.2          No Violation.  Except for the requirement to comply with FINRA Rule 1017 which has been satisfied and as set forth on Schedule 3.2 of the Disclosure Schedules, the execution, delivery and performance by each of Company Parent and the Company of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)          violate, contravene or conflict with any provision of the charter documents, bylaws, limited liability company agreement or similar organizational documents of Company Parent or the Company;

(b)          violate, contravene or conflict with any resolution adopted by the Sole Member or the board of directors of Company Parent;

(c)          violate, contravene or conflict with any Law or Order;

(d)         contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of the Company under, any Contract or Permit; or

(e)          result in the creation or imposition of any Lien upon any Assets.

Section 3.3          Consents and Approvals.

(a)          Except the approval of FINRA under FINRA Rule 1017 and as set forth on Schedule 3.3(a) of the Disclosure Schedules, no consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by the Company in connection with the authorization, execution, delivery and performance by Company Parent or the Company of this Agreement, or the consummation by Company Parent or the Company of the transactions contemplated hereby.

(b)         Each of the board of directors of Company Parent and the Sole Member has unanimously:  (i) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Merger; and (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Company Parent and the Company, respectively, and their respective stockholders and members.

Section 3.4          Capitalization.  Other than the membership interest owned by the Sole Member, there are no other issued and outstanding Equity Securities of the Company.  There are no issued and outstanding options to purchase Equity Securities of the Company.  All of the outstanding Equity Securities of the Company have been duly authorized, validly issued and are fully paid and non-assessable.  The Company does not have any outstanding Equity Securities or other securities directly or indirectly convertible into or exchangeable for its Equity Securities, the Company does not have any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, and there are no agreements containing profit participation or phantom equity features with respect to the Company.  The Company does not own or otherwise hold, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  The Company is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities.  There are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities or other securities of the Company.  The Company has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities.  No Equity Securities of the Company are subject to, nor have been issued in violation of, preemptive or similar rights.  There are no accrued but unpaid dividends payable by the Company on any Equity Securities of the Company.

Section 3.5          Financial Statements; Accounting and Internal Controls.

(a)          Attached as Exhibit C are copies of the following financial statements of the Company (collectively, the “Financial Statements”):

(i)           the audited statements of financial condition of the Company as of December 31, 2017 and 2018, and the related audited statements of operations, changes in member’s capital and cash flows for each of the years then ended; and

(ii)          the unaudited statement of financial condition of the Company as of June 30, 2019 (the “Balance Sheet”), and the related unaudited statements of operations, changes in member’s capital and cash flows for the six-month period then ended.

(b)          The Financial Statements (including the notes thereto) (i) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except that the interim Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes required by GAAP, (ii) present fairly the assets, liabilities and financial condition of the Company as of such dates and the results of operations of Company for such periods, and (iii) are consistent with the books and records of the Company (which books and records are correct and complete in all material respects).  Since June 30, 2019, there has been no change in any accounting principles, policies, methods or practices, including any change with respect to reserves (whether for bad debt, contingent liabilities or otherwise) of the Company.

Section 3.6          Absence of Undisclosed Liabilities.  The Company does not have any Liabilities, except (a) as and to the extent specifically accrued for or reserved against in the Balance Sheet, (b) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) executory obligations under Contracts (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by the Company) and (d) Liabilities specifically set forth on Schedule 3.6 of the Disclosure Schedules.

Section 3.7          Accounts and Notes Receivable; Accounts Payable.  All accounts and notes, and other receivables of the Company are reflected properly on its books and records, are valid receivables arising from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business subject to no setoffs or counterclaims, and are current and collectible subject to the reserve for bad debts set forth on the Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Company.  Schedule 3.7 of the Disclosure Schedules sets forth the aging of accounts receivable of the Company as of the Audit Date.  The accounts payable and accruals of the Company have arisen in bona fide arm’s-length transactions in the ordinary course of business, and the Company has been paying its accounts payable as and when due.

Section 3.8          Absence of Changes or Events.  Except as disclosed in the applicable subsection of Schedule 3.8 of the Disclosure Schedules or the Financial Statements, since December 31, 2018 (the “Audit Date”), (a) the Company has conducted its business only in the ordinary course consistent with past practice, (b) no Event has occurred that, individually or in combination with any other Events, has had or could reasonably be expected to have Material Adverse Effect, (c) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

Section 3.9          Assets.

(a)          The Company owns, and immediately following the Closing will continue to own, good and marketable title to, or a valid right to use, all of the tangible and intangible assets and property used or held in connection with its business (the “Assets”), free and clear of any and all Liens.  The tangible and intangible assets and property to which the Company has good and marketable title to, or a valid right to use, are all the assets and property that are necessary to enable the business of the Company to be conducted immediately after the Closing in the same manner as the business of the Company has been conducted since the Audit Date.

(b)          All material items of tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are presently being used.  None of the personal or movable property constituting Assets is located other than at the Leased Real Property.

Section 3.10        Proprietary Rights. A complete and accurate list of all (i) patents and patent applications (if any), (ii) trademark and service mark registrations and applications (if any), (iii) copyright registrations and applications (if any), and (iv) domain registrations (if any), in each case owned by the Company is set forth in Schedule 3.10(a) of the Disclosure Schedules. A complete and accurate list of all material unregistered Intellectual Property owned by the Company is set forth in Schedule 3.10(a) of the Disclosure Schedules.  All of the material Intellectual Property owned by the Company is subsisting, valid, enforceable and in full force and effect.  The Company is not party to or bound by any Order which materially restricts the use or license of any Intellectual Property of the Company.  To the Company’s Knowledge, no third party has violated, infringed upon, diluted, or misappropriated, and is not violating, infringing upon, diluting, or misappropriating, any Intellectual Property owned by the Company.

Section 3.11        Contracts.  Schedule 3.11 of the Disclosure Schedules contains a true, complete and accurate list (by reference to the applicable subsection hereof) as of the date of this Agreement of:

(a)          each Contract that requires the Company to pay, or entitles the Company to receive, or could result in obligations of the Company in the amount of, in the aggregate, $100,000 or more in any calendar year;

(b)          each Contract that restricts the Company or any of its present or future Affiliates from competing with or engaging in any business activity anywhere in the world or soliciting for employment, hiring or employing any Person;

(c)          each Contract to acquire or dispose (by merger, purchase or sale of assets or stock or otherwise) of material assets, as to which the Company has continuing material obligations or material rights;

(d)          each Contract concerning a joint venture, strategic alliance, collaboration or partnership agreements, or the sharing of profits;

(e)          each Contract whereby the Company leases, subleases, licenses, or otherwise holds any rights to use or occupy any interest in real property (the “Real Property Leases”);

(f)          each Contract with respect to Indebtedness;

(g)          each Contract with any Governmental Authority;

(h)         each Contract pursuant to which the Company leases, is licensed or otherwise authorized to use or otherwise commercialize or exploit any Intellectual Property of any other Person or which otherwise affects the ability of the Company to use, commercialize or otherwise exploit any of the Company’s Intellectual Property (including a covenant not to sue) material to its business as currently conducted (excluding Immaterial Software Licenses);

(i)           each Contract pursuant to which the Company leases, licenses or otherwise authorizes another Person to use, distribute, sell, resell or incorporate any of the Company’s Intellectual Property;

(j)           each Contract that contains any fixed or indexed pricing, “most-favored nation” pricing or similar pricing terms or provisions regarding minimum volumes, volume discounts, or rebates;

(k)          each Collective Bargaining Agreement;

(l)           each Contract with respect to bonus or other incentive compensation, deferred compensation, equity purchase award, salary continuation, pension, profit sharing or retirement plan, or any other Employee Benefit Plan or arrangement;

(m)         each Contract with any current Service Provider as well as each Contract with any firm or other organization providing commission or sales-based services to the Company;

(n)          each Contract with any former Service Provider as well as each Contract with any firm or other organization that provided commission or sales-based services to the Company under which the Company, has any Liability or other obligation;

(o)          each Contract with a Related Party;

(p)          each Contract that is not terminable by the Company with notice of 90 days or less without penalty;

(q)          each Contract that grants any Person other than the Company any rights of first refusal, rights of first negotiation or similar rights;

(r)           each Contract that contains indemnification obligations of the Company; and

(s)          each Contract not made in the ordinary course of business consistent with past practice or that is otherwise material.

True, complete and accurate copies of the Contracts listed or required to be listed on Schedule 3.11 of the Disclosure Schedules, together with all modifications and amendments thereto, have previously been delivered or made available to Parent, or, to the extent any of such Contracts are oral, Schedule 3.11 of the Disclosure Schedules contains a description of the material terms thereof.  Each such Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms, and is not subject to any claims, charges, set-offs or defenses.  Except as set forth on Schedule 3.11 of the Disclosure Schedules, the Company is not in breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by the Company, of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any such Contract and, to the Knowledge of the Company, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by the Company, under, or in any manner release any party thereto from any obligation under, any such Contract.  Since December 31, 2018, the Company has not received any notice or communication regarding any violation or breach of, or default under any such Contract.  The Company has not been notified by any counterparty to any such Contract that such counterparty is terminating, modifying, repudiating or rescinding, or intends to terminate, modify, repudiate or rescind such Contract.

Section 3.12        Litigation.  Except as set forth on Schedule 3.12 of the Disclosure Schedules, as of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the current or former officers, managers or employees related to the Company or its operations or current or former Service Providers, nor, to the Knowledge of the Company, is there any reasonable basis for any such Proceeding.  Except as set forth on Schedule 3.12 of the Disclosure Schedules, as of the date of this Agreement, there are no Proceedings pending or threatened by the Company.  For any Proceedings identified on Schedule 3.12 of the Disclosure Schedules that remain pending as of the date hereof, (a) the Company has provided or made available to Parent true, complete and accurate copies of all pleadings, correspondence and other material documents relating to each such Proceeding, (b) no such Proceeding could reasonably be expected to be material to the Company, and (c) the Company will have paid before the Closing, all fees and expenses of counsel and other representatives of the Company, incurred on or before the Closing Date in connection with such Proceeding.  Schedule 3.12 of the Disclosure Schedules sets forth a complete and correct list and description of all Proceedings made, filed or otherwise initiated in connection with the Company or any of the current or former Service Providers of the Company related to the Company or its assets or operations that has been resolved in the past five years.  Schedule 3.12 of the Disclosure Schedules sets forth any Order to which the Company is subject.

Section 3.13        Compliance with Laws.  Except as set forth on Schedule 3.13 of the Disclosure Schedules and on the disclosure reporting pages of the Company’s Form BD as currently on file with the SEC and FINRA, and the Company complies, and has at all times complied, in all material respects with all Laws in connection with the conduct, ownership, use, occupancy or operation of its business and the Assets, and the Company has not received during the past five years, nor is there any basis for, any notice or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any Law.

Section 3.14        Licenses and Permits.  Except as set forth on Schedule 3.14 of the Disclosure Schedules, the Company holds, and has at all times held, and immediately following the Closing will hold, all Permits necessary for the conduct, ownership, use, occupancy or operation of its business or the Assets.  The Company complies, and has at all times complied, in all material respects with all such Permits, and the Company has not received during the past five years any notice or other communication from any Governmental Authority or any other Person that the Company is not in compliance in any material respect with any such Permit or of any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any such Permit.  All such Permits are, and assuming any required approval under FINRA Rule 1017 has been obtained immediately following the Closing will be, valid and in full force and effect on terms identical in all material respects to those under which, immediately before the Closing (and as of the date of this Agreement), the Company holds such Permits.

Section 3.15        Taxes.  The Company has timely and properly filed all Tax Returns required to be filed by it with respect to Taxes, taking into account any extension of time to file granted to or obtained on behalf of the Company.  All such Tax Returns are accurate and complete in all material respects.  The Company has timely and properly paid all Taxes required to be paid by the Company or with respect to its Assets, whether or not shown on such Tax Returns.  No Tax deficiencies for any Taxes that remain unpaid have been asserted in writing against the Company.

(a)          No Tax audits or administrative or judicial Tax Proceedings are being conducted with respect to the Company.  To the Knowledge of the Company, the Company has not received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes or (ii) written request for information related to Tax matters.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that, in either case, remains in effect.

(b)          No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to taxation by that jurisdiction.

(c)          There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)          The Company has timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any current or former Service Provider.

(e)          The Company (i) is currently not a member of an Affiliated Group (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502‑6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by any contract, or otherwise.

(f)           The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(g)         There is no agreement, plan, arrangement or other contract (including this Agreement or the arrangements contemplated hereby) covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code as a result of the transactions contemplated by this Agreement.  The Company is not a party to any contract, nor does it have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(h)          The Company has not signed any binding agreement with any Governmental Authority that might impact the amount of Tax due from Parent or its Affiliates (including following the Closing, for the avoidance of doubt, the Company) after the Closing Date.

(i)          Neither Parent nor any of its Affiliates (including following the Closing, for the avoidance of doubt, the Company) will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date with respect to the Company; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date by the Company; or (iv) prepaid amount received on or prior to the Closing Date by the Company.

(j)           Since January 1, 2016, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)         The Company has been at all times a single-member limited liability company treated as an entity disregarded as separate from its owner, within the meaning of Treasury Regulation Section 301.7701‑3(b)(1)(ii), at all times since its formation through the Closing Date, and no election has been field with any Governmental Authority to treat the Company as an association taxable as a corporation for U.S. federal, state, local or foreign income tax purposes.

Section 3.16        Employee Benefit Plans.

(a)         Except as set forth on Schedule 3.16 of the Disclosure Schedules, neither the Company nor any ERISA Affiliate have ever maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to, or has any other Liability with respect to, any Employee Pension Benefit Plan, Employee Welfare Benefit Plan, Multiemployer Plan, Multiple Employer Plan, Multiple Employer Welfare Arrangement, Title IV Plan, pension plan, plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan, or other plan, program, arrangement or trust, personnel policy (including vacation time, holiday pay, sick leave, other forms of paid time off, bonus programs, moving or other expense reimbursement or payment programs), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), severance agreement, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or Contract, whether or not written or pursuant to a Collective Bargaining Agreement, (each an “Employee Benefit Plan,” and collectively, the “Employee Benefit Plans”).  No Employee Benefit Plan that provides severance benefits is subject to ERISA.

(b)         Neither the Company nor any ERISA Affiliate has at any time participated in or made contributions to or has had any other Liability or potential Liability with respect to a plan which is or was (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a Multiple Employer Welfare Arrangement (or other plan, program, arrangement or trust providing for or funding the welfare of any of the employees or former employees or beneficiaries thereof of the Company), (iv) a Title IV Plan (including under Section 4204 of ERISA), (v) a VEBA, or (vi) any Employee Benefit Plan in which stock of the Company or any ERISA Affiliate is or was held as a plan asset.

Section 3.17         Employees.

(a)          As of the date of this Agreement, the Company has incurred no obligations to any Service Provider not reflected in the Financial Statements or otherwise disclosed to the Parent.  All of the Service Providers who operate the Company’s business are employed by Associated Capital Group, Inc. and are shared with the Company pursuant to intercompany arrangements.

(b)          The Company has no obligation to provide directly the compensation or benefits presently being paid to any former Service Providers of the Company.

(c)          None of the Service Providers of the Company are subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar Contracts in conflict with the business and related activities of the Company.  The Company has not received any notice alleging that any violation of any such Contracts has occurred.

Section 3.18       Related Party Transactions.  Except as set forth on Schedule 3.18 of the Disclosure Schedules, no Related Party (a) has any direct or indirect interest in any asset used in or otherwise relating to the Company or its business, (b) is indebted to the Company, (c) has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving the Company, (d) is competing, directly or indirectly, with the Company, (e) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of the Company, or is in any way associated with or involved in the business of the Company (except in his or her official capacity as a manager, officer or employee of the Company, as the case may be), (f) has any interest in or has filed any application with respect to any Intellectual Property, which arises out of or relates to the Company, or (g) has any claim or right against the Company (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or managing manager).  Except as set forth on Schedules 3.18 and 3.19(b) of the Disclosure Schedules, the Company does not share any facilities or equipment with any Related Party, and the Company does not purchase or provide assets or services for any business conducted by any Related Party.  For the past five years there has not been, and there is not currently, pending, or, to the Knowledge of the Company, threatened, any Proceeding against any current or former Related Party with respect to which the Company has an indemnification obligation.

Section 3.19        Real Property.

(a)          The Company does not own in fee any real property.

(b)         Schedule 3.19(b) of the Disclosure Schedules sets forth a complete list, including an address of each leasehold or subleasehold estate or other right to use or occupy any interest in real property held by the Company (the “Leased Real Property”) and the Real Property Leases (including all amendments, guaranties and other agreements with respect thereto) relating to each such Leased Real Property.  With respect to each Leased Real Property:  (i) the Company’s possession and quiet enjoyment under the applicable Real Property Lease has not been disturbed; (ii) the Company has not subleased, licensed or otherwise granted any person the right to use or occupy any Leased Real Property or any portion thereof; and (iii) there are no special, general or other assessments pending against the Company or affecting any Leased Real Property that would be payable by the lessee thereof.

(c)         The Leased Real Property comprises all of the real property that is used in or otherwise related to the business of the Company.  The Leased Real Property is in good condition and repair and is sufficient for the operation of the business of the Company as currently conducted and intended to be conducted.  The Company has not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies that could adversely affect the insurability of any Leased Real Property or requesting the performance of any material work or alteration with respect to any Leased Real Property.  To the Company’s Knowledge, there is no pending or threatened condemnation, expropriation or other governmental taking of any part or interest in any Leased Real Property.  To the Company’s Knowledge, the current and intended use and occupancy of the Leased Real Property and the operation of the Company’s business as currently conducted and intended to be conducted thereon do not violate any applicable zoning Law, easement, covenant, condition, restriction or similar provision in any instrument of record affecting the Leased Real Property.  To the Company’s Knowledge, no fact or condition exists that could result in the termination or impairment of presently available access from adjoining public or private streets or ways or in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for any Leased Real Property.

Section 3.20        Insurance Policies.  Schedule 3.20 of the Disclosure Schedules contains a true, complete and accurate list of all insurance policies to which the Company is a party or which provide coverage to or for the benefit of or with respect to , the Company or any Service Provider in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage.  True, complete and accurate copies of all such Insurance Policies have been provided or made available to Parent.  Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing, is provided by a financially solvent carrier and has not been subject to any lapse in coverage.  The Company is current in all premiums or other payments due under the Insurance Policies and has otherwise complied in all material respects with all of its obligations under each Insurance Policy.  The Company has given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy.  During the past three years, the Company has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which the Company has carried insurance or any other insurance carrier to which the Company has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy.  No Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company.

Section 3.21        Bank Accounts.  Schedule 3.21 of the Disclosure Schedules is a true, complete and accurate list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

Section 3.22        Trade Names; Business Locations.  Schedule 3.22 of the Disclosure Schedules sets forth all fictitious or trade names that the Company has been known as or used and all offices or places of business the Company has used, in each case, in the past five years.  The Company is not the surviving corporation of a merger or consolidation.

Section 3.23       No Brokers or Finders.  Neither the Company nor any of its Affiliates has retained any broker or finder, agreed to pay or made any statement or representation to any Person that would entitle such Person to, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

Section 3.24       Disclosure.  None of the representations and warranties contained in this Article III, the information contained in the Exhibits and Disclosure Schedules attached hereto and the written statements, documents, certificates or other items prepared and supplied to Parent or its Affiliates by or on behalf of the Company in connection with the transaction contemplated hereby, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

Section 3.25        Investment Intent.  The Company Parent is acquiring the Merger Consideration for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Merger Consideration in a manner that would violate the registration requirements of U.S. federal or any state securities laws.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the corresponding sections or subsections of the Disclosure Schedules attached hereto (each of which shall qualify only the specifically identified sections or subsections hereof to which such Disclosure Schedule relates and shall not qualify any other provision of this Agreement) or (ii) the SEC Reports that are available on the SEC’s website through EDGAR prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any SEC Reports or any other similar disclosure in any SEC Reports to the extent that such disclosure is predictive or forward-looking in nature), Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing as follows:

Section 4.1          Organization and Qualification; Authorization.

(a)         Parent is a corporation, and Merger Sub as a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  Parent is duly qualified or otherwise authorized as a foreign entity to transact business in each jurisdiction listed on Schedule 4.1 of the Disclosure Schedules, which are all of the jurisdictions in which the nature of such Person’s business or assets requires such Person to so qualify.  Complete and correct copies of the charter documents, bylaws or similar organizational documents of Parent and all amendments thereto have been made available to the Company.  The Company is not in violation of any of the provisions of its charter documents, bylaws or similar organizational documents.  The minute books and resolutions of Parent previously made available to the Company contain true, complete and accurate records of all meetings and accurately reflect in all material respects all corporate action of the equity holders and board of directors (including committees thereof) of Parent.  The stock transfer ledgers of Parent previously made available to the Company are true, complete and accurate.

(b)         Each of Parent and Merger Sub have all requisite power and authority to (i) execute, deliver and perform its obligations under this Agreement and (ii) consummate the transactions contemplated hereby.  The approval of Parent’s board of directors and the sole member of Merger Sub is the only vote or consent required under applicable Law, the Company’s certification of incorporation, the Company’s bylaws, Merger Sub’s limited liability company agreement or otherwise, to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby.  The execution and delivery of this Agreement, the performance by each of Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

Section 4.2          No Violation.  The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not:

(a)          violate, contravene or conflict with any provision of the charter documents, bylaws, limited liability company agreement or similar organizational documents of Parent or Merger Sub.

(b)          violate, contravene or conflict with any resolution adopted by Parent’s board of directors or stockholders or by the managing member of Merger Sub;

(c)          violate, contravene or conflict with any Law or Order;

(d)          contravene, conflict with, result in the violation or breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would, or could reasonably be expected to give rise to, any right of notice, modification, acceleration, payment, suspension, withdrawal, cancellation or termination under, or in any manner release any party thereto from any obligation under, or otherwise affect any rights of Parent under, any Contract or Permit; or

(e)          result in the creation or imposition of any Lien upon any Assets.

Section 4.3          Consents and Approvals.  (a) No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Parent or Merger Sub in connection with the authorization, execution, delivery and performance by Parent or Merger Sub of this Agreement, or the consummation by Parent or Merger Sub of the transactions contemplated hereby.

(b)          The board of directors of the Parent has unanimously:  (i) approved and adopted, and declared the advisability of, this Agreement and the transactions contemplated hereby, including the Merger; and (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of Parent and Parent’s stockholders.

Section 4.4         Capitalization.  Schedule 4.4 of the Disclosure Schedules sets forth the entire authorized Equity Securities of Parent and a complete and correct list of (a) the issued and outstanding Equity Securities of Parent, including the name of the record and beneficial owner thereof and the number of Equity Securities held thereby and (b) all outstanding Parent Options, including with respect to each such Parent Option, the holder, the number of shares of Parent Common Stock subject thereto, the grant date, the exercise price and the vesting schedule for such Parent Option, the extent to which such Parent Option is vested and exercisable and the date on which such Parent Option expires.  All of the outstanding Equity Securities of Parent have been, and all Shares which may be issued pursuant to the exercise of Parent Options, when issued in accordance with the applicable security, will be, duly authorized, validly issued and are fully paid and non-assessable.  Except as set forth on Schedule 4.4 of the Disclosure Schedules, Parent does not have any outstanding Equity Securities or other securities directly or indirectly convertible into or exchangeable for its Equity Securities, Parent does not have any outstanding agreements, options, warrants or rights to directly or indirectly subscribe for or purchase, or that directly or indirectly require it to issue, transfer or sell, its Equity Securities or any securities directly or indirectly convertible into or exchangeable for its Equity Securities, and there are no agreements containing profit participation or phantom equity features with respect to Parent.  Except as set forth on Schedule 4.4 of the Disclosure Schedules, Parent does not own or otherwise hold, directly or indirectly, any stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.  Parent is not subject to any obligation (contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities.  Except as set forth on Schedule 4.4 of the Disclosure Schedules, there are no voting agreements, voting trusts or other agreements, commitments or understandings with respect to the voting or transfer of Equity Securities or other securities of Parent.  Parent has not violated any applicable federal or state securities Laws in connection with the offer, sale or issuance of any of its Equity Securities or any warrants, options or other rights to acquire its Equity Securities.  No Equity Securities of Parent are subject to, nor have been issued in violation of, preemptive or similar rights.  There are no accrued but unpaid dividends payable by Parent on any Equity Securities of Parent.

Section 4.5          SEC Filings and Parent Financial Statements.

(a)          Parent, for the last three fiscal years, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement.  Except to the extent available on the SEC’s web site through EDGAR, Parent has delivered to the Company copies in the form filed with the SEC of all of the following:  (i) Parent’s annual reports on Form 10-K for each fiscal year of Parent for the last three fiscal years, (ii) the Parent’s quarterly reports on Form 10-Q for each fiscal quarter that the Parent filed such reports to disclose its quarterly financial results in each of the last three fiscal years of the Parent, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Parent with the SEC during the last three fiscal years (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”).  The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Public Certifications are each true as of their respective dates of filing.  As used in this Section 4.5, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)          The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Parent Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Parent at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)          Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  Parent’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Parent’s management has completed an assessment of the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting, (i) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d)          Except as and to the extent reflected or reserved against in the Parent Financials, Parent has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Parent’s formation in the ordinary course of business.

Section 4.6          Absence of Undisclosed Liabilities.  Parent does not have any Liabilities, except (a) as and to the extent specifically accrued for or reserved against in the Parent Financials, (b) Liabilities which have arisen after the date of the Parent Financials in the ordinary course of business consistent with past practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) executory obligations under Contracts (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach, thereof by Parent) and (d) Liabilities specifically set forth on Schedule 4.6 of the Disclosure Schedules.

Section 4.7          Absence of Changes or Events.  Except as disclosed in the applicable subsection of Schedule 4.7 of the Disclosure Schedules, since December 31, 2018, (a) Parent has conducted its business only in the ordinary course consistent with past practice, (b) no Event has occurred that, individually or in combination with any other Events, has had or could reasonably be expected to have Material Adverse Effect, (c) Parent has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and (d) Parent has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.2.

Section 4.8          Ownership of Merger Sub.

(a)          As of the date of this Agreement, the entire outstanding limited liability company interest in Merger Sub is owned beneficially and of record by Parent, free and clear of all Liens.

(b)          Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Closing Date, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.

Section 4.9          Intellectual Property.  Except such Intellectual Property rights to use its corporate name and logo, Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property.

Section 4.10        Real Property.  Parent does not own any real property or lease any material real property.

Section 4.11        Contracts.  Schedule 4.11 of the Disclosure Schedules contains a true, complete and accurate list as of the date of this Agreement of each Contract that is binding upon Parent.  True, complete and accurate copies of the Contracts listed or required to be listed on Schedule 4.11 of the Disclosure Schedules, together with all modifications and amendments thereto, have previously been delivered or made available to the Company, or, to the extent any of such Contracts are oral, Schedule 4.11 of the Disclosure Schedules contains a description of the material terms thereof.  Each such Contract is in full force and effect, is valid, binding and enforceable in accordance with its terms, and is not subject to any claims, charges, set-offs or defenses.  Except as set forth on Schedule 4.11 of the Disclosure Schedules, Parent is not in breach or default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a breach or default by Parent of, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by another party under, or in any manner release any party thereto from any obligation under, any such Contract and, to the Knowledge of Parent, no other party is in breach or default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a breach or default by any other party, or which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination of or by Parent under, or in any manner release any party thereto from any obligation under, any such Contract.  Since December 31, 2018, Parent has not received any notice or communication regarding any violation or breach of, or default under any such Contract.  Parent has not been notified by any counterparty to any such Contract that such counterparty is terminating, modifying, repudiating or rescinding, or intends to terminate, modify, repudiate or rescind such Contract.

Section 4.12        Litigation.  There are no Proceedings pending, or to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, or any properties or rights of Parent or Merger Sub, that questions or challenges the validity of this Agreement, nor any action taken or to be taken by Parent or Merger Sub pursuant hereto or thereto or in connection with the transactions contemplated hereby, and neither Parent nor Merger Sub knows of any such Proceeding that may be asserted.

Section 4.13        Compliance with Laws.  Except as set forth on Schedule 4.13 of the Disclosure Schedules, Parent complies, and has complied for the past five years, in all material respects with all Laws in connection with the conduct, ownership, use, occupancy or operation of its business and the Assets, and Parent has not received during the past five years, nor is there any basis for, any notice or other communication from any Governmental Authority or any other Person that Parent is not in compliance in any material respect with any Law.

Section 4.14       Licenses and Permits.  Except as set forth on Schedule 4.14 of the Disclosure Schedules, Parent holds, and has held for the past five years, and immediately following the Closing will hold, all Permits necessary for the conduct, ownership, use, occupancy or operation of its business or the Assets.

Section 4.15        Employees; Employee Benefit Plans.  Parent does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Employee Benefit Plans.

Section 4.16        Related Party Transactions.  Except as set forth on Schedule 4.16 of the Disclosure Schedules, no Related Party (a) has any direct or indirect interest in any asset used in or otherwise relating to Parent or its business, (b) is indebted to Parent, (c) has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing involving Parent, (d) is competing, directly or indirectly, with Parent, (e) is a member, manager, director, officer or employee of, or consultant to, or owns, directly or indirectly, any interest in, any vendor, supplier or customer of Parent, or is in any way associated with or involved in the business of Parent (except in his or her official capacity as a manager, officer or employee of Parent, as the case may be), (f) has any interest in or has filed any application with respect to any Intellectual Property, which arises out of or relates to Parent, or (g) has any claim or right against Parent (other than rights to receive compensation for, or expense reimbursement in connection with, services performed as an employee or managing manager).  Parent does not share any facilities or equipment with any Related Party, and Parent does not purchase or provide assets or services for any business conducted by any Related Party.  For the past five years there has not been, and there is not currently, pending, or, to the Knowledge of Parent, threatened, any Proceeding against any current or former Related Party with respect to which Parent has an indemnification obligation.

Section 4.17       Insurance Policies.  Schedule 4.17 of the Disclosure Schedules contains a true, complete and accurate list of all insurance policies to which Parent is a party or which provide coverage to or for the benefit of or with respect to Parent or any Service Provider in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the expiration date of each policy and the amount of coverage.  True, complete and accurate copies of all such Insurance Policies have been provided or made available to the Company.  Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms immediately following the Closing, is provided by a financially solvent carrier and has not been subject to any lapse in coverage.  Parent is current in all premiums or other payments due under the Insurance Policies and has otherwise complied in all material respects with all of its obligations under each Insurance Policy.  Parent has given timely notice to the insurer of all material claims that may be insured thereby under any Insurance Policy.  During the past three years, Parent has not been refused any insurance by, nor has coverage been limited by, any insurance carrier with which Parent has carried insurance or any other insurance carrier to which Parent has applied for insurance, and no insurer has issued a reservation of rights or denial of coverage for claims or incidents which could give rise to a claim under any Insurance Policy.  No Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of Parent.

Section 4.18       Bank Accounts.  Schedule 4.18 of the Disclosure Schedules is a true, complete and accurate list of each bank or financial institution in which Parent has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or to having signatory power or access thereto.

Section 4.19        Trade Names; Business Locations.  Schedule 4.19 of the Disclosure Schedules sets forth all fictitious or trade names that Parent has been known as or used and all offices or places of business Parent has used, in each case, in the past five years.  Parent is not the surviving corporation of a merger or consolidation.

Section 4.20        Merger Consideration.  The Merger Consideration to be issued and delivered to the Sole Member in accordance with this Agreement shall be, upon issuance and delivery of such Parent Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, and any Liens incurred by any Company holder thereof, and the issuance and sale of such Parent Common Stock in accordance with this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

Section 4.21      No Brokers or Finders.  None of Parent or any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement.

ARTICLE V
 PRE-CLOSING COVENANTS

Section 5.1          Conduct of Business of the Company Prior to the Closing.

(a)          During the period from the date of this Agreement until the earlier of (i) the Effective Time or (ii) the date this Agreement is terminated in accordance with its terms (such period, the “Pre-Closing Period”), unless otherwise consented to in writing by Parent, the Company shall (A) operate its business only in the ordinary course of business consistent with past practice, (B) preserve substantially intact its business organization and assets, (C) use its commercially reasonable efforts to keep available the services of the current Service Providers, (D) use its commercially reasonable efforts to preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has significant business relations, (E) pay all Indebtedness, Taxes and other obligations when due and (F) keep and maintain their assets and properties in good repair and normal operating condition, ordinary wear and tear excepted.

(b)          Without limiting the generality of the foregoing, except as consented to in writing by Parent, during the Pre-Closing Period, the Company shall not:

(i)          amend or otherwise change the limited liability company agreement of the Company or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company, or create or form any Subsidiary;

(ii)         issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or alter or modify the rights or obligations of its Equity Securities or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire its capital stock, membership interests or partnership interests or any other ownership interests or equity-based rights of the Company;

(iii)         redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Securities of the Company;

(iv)         declare, set aside or pay any dividend or other distribution in respect of any of their Equity Securities;

(v)          effect any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of the Company;

(vi)        sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber, impair or otherwise dispose of (in whole or in part), or create, incur, suffer to exist, assume or cause to be subjected to any Lien (other than Permitted Liens) on, any of the Assets, rights or properties of the Company (including any Intellectual Property or accounts receivable), except for any Assets, rights or properties having a value of less than $10,000, individually, or,000, in the aggregate, or sales of inventory of the Company or licenses of Intellectual Property in the ordinary course of business consistent with past practice;

(vii)      (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any Person, joint venture or any business organization or division thereof, (B) acquire any rights, assets or properties other than in the ordinary course of business consistent with past practice or (C) acquire any Equity Securities of any Person;

(viii)     (A) incur, forgive, guarantee or modify any Indebtedness (other than draws under revolving lines of credit existing on the date hereof in the ordinary course of business consistent with past practice), (B) enter into any off-balance sheet financing arrangement, (C) make any loans or advances, except to Company employees for expenses incurred in the ordinary course of business consistent with past practice, or (D) enter into any other financial commitments other than in the ordinary course of business consistent with past practice;

(ix)        make any capital expenditures or enter into any Contract to make capital expenditures outside of the ordinary course of business consistent with past practice or fail to make any capital expenditure reflected in any budget provided or made available to Parent;

(x)         (A) increase the compensation or fringe benefits of any Service Provider (except for increases in salary for non-executive employees with an annualized salary of less than $100,000 in the ordinary course of business consistent with past practice), (B) hire or offer to hire any new Service Providers or terminate or encourage any Service Provider to resign from the Company (except for new hires made in the ordinary course of business consistent with past practice all of whom shall be “at-will” employees who can be terminated at any time for any reason without any monetary or obligations on the part of the Company), (C) grant any severance or termination pay (in cash or otherwise) to any current or former Service Provider, except pursuant to any Contract or Employee Benefit Plan in effect on the date hereof in connection with the termination of any such Service Provider or increase severance or termination pay, (D) establish, adopt, enter into, amend or terminate (or grant any waiver or consent under) any Employee Benefit Plan, except for any amendments required by ERISA or the Code or other applicable Law, or (E) grant any equity or equity-based awards or stock-based rights or accelerate the vesting schedule of any such awards or rights (except (1) issuances of stock options prior to the Closing Date to newly hired employees in the ordinary course of business consistent with past practice and (2) as required by the terms of such agreements outstanding on the date of this Agreement);

(xi)        enter into or amend any Collective Bargaining Agreement;

(xii)       except as required by GAAP, change any accounting policies, procedures, methods or practices (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable);

(xiii)      (A) enter into any Contract that if entered into prior to the date hereof would be a Contract required to be listed on Schedule 3.11 of the Disclosure Schedules, or (B) modify, amend, extend or supplement in any material respect, transfer or terminate or fail to renew any Contract listed (or that if entered into prior to the date hereof would be a Contract required to be listed) on Schedule 3.11 of the Disclosure Schedules or waive, release or assign any rights or claims thereto or thereunder;

(xiv)      (A) make or change any Tax election or change any method of tax accounting, (B) settle or compromise any federal, state, local or foreign Tax Liability, (C) file any amended Tax return, (D) enter into any closing agreement relating to any Tax, (E) agree to an extension of a statute of limitations or (F) surrender any right to claim a Tax refund;

(xv)       other than in the ordinary course of business consistent with past practices, pay, discharge, satisfy, settle or otherwise compromise any Proceeding or waive, assign or release any material rights or claims;

(xvi)      commence a lawsuit other than (A) (1) in the ordinary course of business consistent with past practice and (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with Parent prior to the filing of such a lawsuit, or (B) for a breach of this Agreement;

(xvii)     other than as permitted under Section 5.1(b)(x), engage in, enter into or modify or amend any agreement, Contract, transaction or other arrangement with, directly or indirectly, any Related Party;

(xviii)    terminate, amend or fail to renew or preserve any material Permit;

(xix)      terminate, amend, fail to renew or preserve, or permit to lapse or enter the public domain, any material Intellectual Property, except for amendments to registered or applied for Intellectual Property completed in the ordinary course of business consistent with past practice;

(xx)        permit the lapse of any existing insurance policy relating to the business or Assets of the Company;

(xxi)       commence any proceeding for any voluntary liquidation, dissolution, or winding up of the Company, including initiating any bankruptcy proceedings on their behalf; or

(xxii)     authorize any of the foregoing, enter into an agreement to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

Section 5.2          Conduct of Business of Parent Prior to the Closing.

(a)          During the Pre-Closing Period, unless otherwise consented to in writing by the Sole Member, Parent shall (A) operate its business only in the ordinary course of business consistent with past practice, (B) preserve substantially intact its business organization and assets, (C) use commercially reasonable efforts to keep available the services of the current Service Providers, (D) use commercially reasonable efforts to preserve the current relationships of Parent with customers, suppliers and other Persons with which Parent has significant business relations, (E) pay all Indebtedness, Taxes and other obligations when due and (F) keep and maintain their assets and properties in good repair and normal operating condition, ordinary wear and tear excepted.

(b)          Without limiting the generality of the foregoing, except as consented to in writing by the Company, during the Pre-Closing Period, Parent shall not:

(i)         amend or otherwise change the certificate of incorporation, bylaws, or limited liability company agreement of Parent or Merger Sub or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of Parent or Merger Sub, or create or form any Subsidiary;

(ii)         issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or alter or modify the rights or obligations of its Equity Securities or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire its capital stock, membership interests or partnership interests or any other ownership interests or equity-based rights of Parent or Merger Sub;

(iii)         redeem, purchase or otherwise acquire, directly or indirectly, any of the Equity Securities of Parent or Merger Sub;

(iv)         declare, set aside or pay any dividend or other distribution in respect of any of the Equity Securities of Parent or Merger Sub;

(v)          effect any recapitalization, reclassification, stock split, reverse stock split or like change in the capitalization of Parent or Merger Sub;

(vi)         make any expenditures except pursuant to existing Contracts or to Service Providers in the ordinary course of business consistent with past practice;

(vii)       (A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any Person, joint venture or any business organization or division thereof, (B) acquire any rights, assets or properties other than in the ordinary course of business consistent with past practice or (C) acquire any Equity Securities of any Person;

(viii)      (A) incur or guarantee any Indebtedness, (B) enter into any off-balance sheet financing arrangement, (C) make any loans or advances, or (D) enter into any other financial commitments;

(ix)          enter into any Contract;

(x)          (A) agree to pay any compensation or fringe benefits of any Service Provider, (B) hire or offer to hire any new Service Providers or terminate or encourage any Service Provider to resign from the Company, (C) grant any severance or termination pay (in cash or otherwise) to any current or former Service Provider, (D) establish, adopt, or enter into any Employee Benefit Plan, or (E) grant any equity or equity-based awards or stock-based rights or accelerate the vesting schedule of any such awards or rights;

(xi)        except as required by GAAP, change any accounting policies, procedures, methods or practices (including with respect to reserves, revenue recognition, inventory control, prepayment of expenses, timing for payments of accounts payable and collection of accounts receivable);

(xii)       (A) make or change any Tax election or change any method of tax accounting, (B) settle or compromise any federal, state, local or foreign Tax Liability, (C) file any amended Tax return, (D) enter into any closing agreement relating to any Tax, (E) agree to an extension of a statute of limitations or (F) surrender any right to claim a Tax refund;

(xiii)      pay, discharge, satisfy, settle or otherwise compromise any Proceeding or waive, assign or release any material rights or claims;

(xiv)      commence a lawsuit other than (A) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business or result in a loss of rights of substantial value, provided that it consults with Parent prior to the filing of such a lawsuit, or (B) for a breach of this Agreement;

(xv)       engage in, enter into or modify or amend any agreement, Contract, transaction or other arrangement with, directly or indirectly, any Related Party;

(xvi)      permit the lapse of any existing insurance policy relating to the business or Assets of the Company;

(xvii)     commence any proceeding for any voluntary liquidation, dissolution, or winding up of the Company, including initiating any bankruptcy proceedings on their behalf; or

(xviii)    authorize any of the foregoing, enter into an agreement to do any of the foregoing, or agree or enter into any Contract to do any of the foregoing.

Section 5.3          Access.  During the Pre-Closing Period:

(a)         Except to the extent prohibited by applicable Law, the Company shall provide, and cause its Service Providers, attorneys, accountants and other agents to provide, to Parent and its accounting, legal and other representatives as well as their respective officers, employees, affiliates and other agents, access at all reasonable times and during normal business hours, upon reasonable notice, to the Company’s facilities and personnel and to business, financial, legal, tax, compensation and other data and information concerning the Company’s affairs and operations as Parent deems reasonably necessary or advisable.  Notwithstanding the foregoing, the Company shall not be required to provide access to any information to the extent that it reasonably believes that it may not provide to Parent by reason of contractual confidentiality undertakings with a third party in effect as of the date of this Agreement; provided, however, that the Company shall advise Parent that the Company is withholding such information and shall use its reasonable best efforts to promptly communicate to Parent or its applicable representatives the substance of any such materials, whether by redacting parts of such materials or otherwise, so that disclosure would not violate such confidentiality obligations.

(b)         Upon Parent’s request, Parent and its officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents shall be provided with reasonable access to the Company’s, agents, consultants and any third party who may interact with a Governmental Authority on the Company’s behalf, provided that such access shall require the consent of the Sole Member and the Sole Member’s designated representative’s shall be entitled to participate in any discussions.

(c)          The Company shall report to Parent, as and when reasonably requested, concerning the status of the operations, finances and affairs of the Company and deliver to Parent periodic financial reports in the form that it customarily prepares for its internal purposes and, if available, unaudited statements of the financial position of the Company as of the last day of such calendar month and statements of income and changes in financial position of the Company for the calendar month then ended.

(d)        Information provided to Parent or its officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents under this Section 5.3 shall be held in trust and confidence and Parent shall cause the recipients of the information not to at any time, directly or indirectly, furnish or divulge any of the information to a third party.

Section 5.4          Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)          The Company shall give prompt written notice to Parent of (i) the occurrence or non-occurrence of any Event, the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement, if made on or immediately following the date of such Event, untrue or inaccurate, (ii) the occurrence of any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, (iii) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions to Parent’s and Merger Sub’s obligations hereunder, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (v) any Proceeding pending or, to the Knowledge of the Company, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement.

Section 5.5        Exclusivity.  During the Pre-Closing Period, the Company shall not (and the Company shall cause its Affiliates, officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors, and other agents not to), directly or indirectly:  (a) solicit, initiate or knowingly encourage (including by way of furnishing any information relating to the Company), or knowingly induce or knowingly take any other action which could reasonably be expected to lead to the making, submission or announcement of, any proposal or inquiry that constitutes, or could reasonably be likely to lead to, an Acquisition Proposal; (b) other than informing Persons of the provisions contained in this Section 5.5, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action to knowingly facilitate or knowingly induce any effort or attempt to make or implement an Acquisition Proposal; (c) approve, endorse, recommend or enter into any Acquisition Proposal or any letter of intent, memorandum of understanding or Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement; or (d) agree, resolve or commit to do any of the foregoing.  The Company agrees to notify Parent immediately if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Proposal and provide Parent with a description of the material terms and conditions thereof, including the identity of such Person.  The Company shall immediately cease and cause to be terminated any existing discussions with any Person (other than Parent) concerning any proposal relating to an Acquisition Proposal.  With respect to the Persons with whom discussions or negotiations have been terminated, the Company shall use its reasonable best efforts to obtain the return or destruction of, in accordance with the terms of any applicable confidentiality agreement, any confidential information previously furnished to any such Person by the Company or any of its officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents.  The Company shall not release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party, without the prior written consent of Parent.

Section 5.6          Efforts to Close; Consents and Filings.

(a)          Each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the transactions contemplated by this Agreement, and (ii) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, the Company shall permit Parent reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent’s written consent.

(b)          The Company shall give promptly such notice to third parties and use commercially reasonable efforts to obtain such third-party consents and estoppel certificates as Parent may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

(c)         Unless prohibited by applicable Law or by the applicable Governmental Authority, each of Parent and the Company shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation (other than ministerial conversations) with any Governmental Authority in respect of this Agreement without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party reasonably apprised with respect thereto.

(d)         Notwithstanding anything herein to the contrary, Parent shall not be required to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of Parent, the Company or any of their respective Affiliates or (ii) limit Parent’s freedom of action with respect to, or its ability to consolidate and control, the Company or any of its assets or business or any of Parent’s or its Affiliates’ other assets or businesses.

Section 5.7          Board of Directors and Officers of Parent.  Parent will take all actions necessary, in consultation with Company, to cause the board of directors of Parent, effective immediately after the Effective Time, to consist of three individuals designated by the Company in writing one day prior to the Closing Date (the “Company Appointees”) and will, one day prior to the Closing Date, provide executed resignation letters (effective as of the Effective Time) for all current incumbent directors and officers. The officers of Parent immediately after the Effective Time will be appointed by the board of directors in office immediately following the Effective Time.

ARTICLE VI
 OTHER COVENANTS AND AGREEMENTS

Section 6.1          Agreements Regarding Tax Matters.

(a)          Preparation and Filing of Tax Returns.

(i)          The Sole Member shall timely prepare or cause to be prepared and file or cause to be filed, at the Member’s expense, all Income Tax Returns for the Company with respect to any taxable period ending on or before the Effective Time (any such period, a “Pre-Closing Tax Period”) which are first due after the Closing Date, which Income Tax Returns shall be reasonably satisfactory to Parent.  All such Tax Returns shall be prepared in accordance with applicable Law and the Company’s past practice (provided that such past practice is consistent with applicable Law).  The Sole Member shall provide each such Tax Return to Parent for review and comment no later than 30 days before the due date of such Tax Return, and shall reflect any reasonable comments made by Parent thereto.  The Sole Member shall pay to Parent an amount equal to all Taxes of the Company for any Pre-Closing Tax Period or pre-closing portion of any Straddle Period as determined in accordance with Section 6.1(b) hereof (any “Pre-Closing Taxes”) at least 10 days before the date on which Parent or the Company would be required to pay such Taxes.  Subject to the Sole Member’s payment obligations in the preceding sentence, the Company shall pay all Taxes shown on all Income Tax Returns for any Pre-Closing Tax Period to the applicable Governmental Authority.

(ii)          Parent shall prepare or cause to be prepared and file or cause to be filed any other Tax Returns of the Company for a Pre-Closing Tax Period and all Tax Returns of the Company for any Straddle Period (“Straddle Tax Returns”), and Parent shall permit the Sole Member to review and comment on each such Tax Return prior to filing.  The Sole Member shall pay to Parent an amount equal to the Pre-Closing Taxes due with any Straddle Tax Returns at least 10 days before the date on which Parent or the Company would be required to pay such Taxes.

(b)          Allocation of Tax Liability.  For all purposes under this Agreement (including the determination of Pre-Closing Taxes), in the case of any Straddle Period, the portion of such Tax which relates to the portion of such taxable period ending on the end of the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the end of the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the end of the Closing Date.

(c)          Transfer Taxes, Etc.  All transfer, documentary, sales, use, registration, stamp and other Taxes and fees (including any penalties and interest thereon) incurred in connection with the transactions contemplated by this Agreement (together, “Transfer Taxes”) shall be paid by the Sole Member when due, and the Sole Member shall, at the Member’s expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and if required by applicable Law, Parent shall, and shall cause its Affiliates to (if applicable), join in the execution of any such Tax Returns and other documentation.

(d)          Tax Controversies.  Parent shall give prompt notice to the Sole Member of the assertion of any claim, or the commencement of any Proceeding with respect to any Tax liability of the Company for which the Sole Member responsible.  The Sole Member may, at its own expense, participate in and, upon written notice to Parent, assume the defense of any such Proceeding, provided that (i) the Sole Member provides such written notice within 10 days after becoming aware of the assertion of any claim, or the commencement of any Proceeding subject to this Section 6.1(d), (ii) the defense of such Proceeding can be conducted separately from the defense of any Proceeding not subject to this Section 6.1(d), (iii) the Sole Member shall enter into an agreement with Parent (in form and substance reasonably satisfactory to Parent) pursuant to which the Sole Member agrees to be fully responsible (with no reservation of rights) for all Losses relating to such claims and that it or they will provide full indemnification (whether or not otherwise required hereunder) to Parent for all Losses relating to such claim, (iv) the Sole Member shall thereafter consult with Parent upon Parent’s reasonable request for such consultation from time to time with respect to such Proceeding, and (v) the Sole Member shall not, without Parent’s prior written consent, agree to any settlement with respect to any Tax if such settlement could adversely affect any Tax liability of Parent or any Affiliate of Parent.  If the Sole Member assumes such defense, Parent shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Sole Member.

(e)          Agreed Tax Treatment.  The Parties intend the transactions contemplated by this Agreement to constitute for United States federal Income Tax purposes and applicable other Income Tax purposes a tax-free reorganization qualifying as such under Section 368(a) of the Code.

Section 6.2          Employee Matters.  Nothing in this Agreement will (a) create a Contract between Parent or, after the Effective Time, the Company, on the one hand, and any Service Provider, on the other hand, (b) be construed as a guarantee of continued employment or engagement of any Service Provider, (c) be construed so as to prohibit Parent or the Company from having the right to terminate the employment or engagement of any Service Provider, (d) require or be construed to require Parent, any Affiliate of Parent or the Company to provide any employee benefit plan or non-cash compensation (including retirement benefits, health or welfare benefits, equity-based compensation, or severance) to any Person, (e) prevent Parent or the Company from amending or terminating any Employee Benefit Plan in accordance with its terms, or (f) be construed as an amendment to any Employee Benefit Plan.  Notwithstanding anything in this Agreement to the contrary, (i) no Service Provider may rely on this Agreement as the basis for any breach of contract claim against Parent or the Company and (ii) Parent and its Affiliates will have the sole discretion and authority to interpret their respective employee benefit and compensation plans, Contracts, arrangements and programs in accordance with their terms and applicable Law.

Section 6.3          Further Assurances.  Each of the Parties agrees that subsequent to the Effective Time, upon the reasonable request of any other Party from time to time, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be necessary or desirable to carry out the transactions contemplated by this Agreement (including cooperating with the other Parties to obtain any consent, approval or authorization necessary or desirable to preserve for the Company any rights or benefits under any lease, license, commitment or other Contract to which the Company is a party that was not obtained prior to the Closing) or to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the Assets acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger.

Section 6.4          Public Announcements.

(a)          The initial press release announcing the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company, and shall not be issued before the approval of each of Parent and the Company.  No Party shall issue or cause the publication of any press release or other public announcement relating to this Agreement or the transactions contemplated hereby (whether before or after the Closing) without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), except as any Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties before making such disclosure).

(b)         No Party shall make publicly available this Agreement (or any portion of this Agreement) (whether before or after the Closing) without the prior written consent of the other Parties, except as any Party believes in good faith and based on reasonable advice of counsel is required by applicable Law or by applicable rules of any stock exchange or quotation system on which such Party or its Affiliates lists or trades securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties before making such disclosure and, upon the request of the any other Party, the Parties will work together in good faith to agree and pursue appropriate confidential treatment requests with respect to this Agreement).  This Section 6.4(b) shall not apply to disclosures by a Party to its officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors, and other agents for the purpose of obtaining advice in connection with the transactions contemplated hereunder, it being understood that such officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors, and other agents will be informed of the confidential nature of this Agreement and the transactions contemplated hereby and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

(c)          During the Pre-Closing Period and immediately following the Closing Date, each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable to prepare and file a Form 8-K, relating to the consummation of the transactions contemplated by this Agreement, as promptly as practicable.

Section 6.5          Form 8-K Cooperation.

(a)          As promptly as reasonably practicable after the execution of this Agreement, the Company, Company Parent and Parent shall cooperate and use reasonable best efforts to prepare a Current Report Form 8-K that complies in all material respects with the SEC’s “shell company” and other requirements (the “Form 8-K”) and is in a form ready for filing immediately after the Closing no later than four (4) business days following the Closing (the “Filing Deadline”). Each of the Company, Company Parent and Parent shall furnish to the other all information concerning its respective company and business as may reasonably be requested in connection with the preparation of the Form 8-K and each such party shall be given an opportunity to review and comment upon drafts of the Form 8-K and give its consent to the form thereof, such consent not to be unreasonably withheld.

(b)          Each of the Company, Company Parent and Parent shall also take any and all actions required to satisfy the requirements of the Exchange Act in connection with the Merger.

(c)          Prior to Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute and release the Closing Press Release.

(d)          Concurrently with the Closing, or as soon as practicable thereafter but no later than the Filing Deadline, Parent shall file the Form 8-K with the SEC.

ARTICLE VII
 CLOSING CONDITIONS

Section 7.1          Conditions to the Obligations of the Parties.

(a)          Government Approvals.  (i) All Government Approvals required in connection with the execution, delivery and performance of this Agreement or consummation of any transaction contemplated hereunder by Parent, Merger Sub or the Company shall have been obtained or made and shall be in full force and effect.

(b)          No Orders or Proceedings.  No Order or Law shall have been entered or adopted or be in effect, and no Proceeding shall be pending or overtly threatened by or before any Governmental Authority, that could reasonably be expected to enjoin, prevent, restrain or delay consummation of any of the transactions contemplated by this Agreement, declare unlawful any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

Section 7.2          Conditions to the Obligation of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by Parent in its sole discretion:

(a)         Representations and Warranties.  The representations and warranties of the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby, disregarding all materiality, Material Adverse Effect or similar qualifications or exceptions contained therein, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct, individually or in combination with any other such failures, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)          Performance of Covenants.  The Company shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

(c)          Company Closing Deliverables.  Parent shall have received the Company Closing Deliverables.

Section 7.3         Conditions to the Obligation of the Company.  The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction of each of the following conditions at or prior to the Closing, any of which may be waived in writing by the Company in its sole discretion:

(a)         Representations and Warranties.  The representations and warranties of Parent contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby, disregarding all materiality, material adverse effect or similar qualifications or exceptions contained therein, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as if made on and as of the Closing Date (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct, individually or in combination with any other such failures, have not had and would not reasonably be expected to have a material adverse effect.

(b)          Appointment of Board of Directors.  Each of the Company Appointees shall have been duly appointed to the board of directors of Parent effective as of the Effective Time.

(c)          Performance of Covenants.  Parent shall have performed in all material respects all of the covenants and obligations required to be performed by it under this Agreement prior to or at the Closing.

(d)          Certain Parent Closing Deliverables.  The Company shall have received (i) the Parent Certificate, duly executed by Parent, and (ii) evidence of the receipt of all Parent Required Consents.

ARTICLE VIII
TERMINATION

Section 8.1          Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company if:

(i)          the Closing has not occurred on or before March 31, 2020 (the “Outside Date”), provided that the party seeking to terminate shall not be entitled to terminate pursuant to this Section 8.1(b)(i) if the failure of the consummation was primarily caused by the failure of Parent (if it is seeking to terminate) or the Company (if it is seeking to terminate) to perform in any material respect with any of the covenants or agreements to be performed by it prior to the Closing and, provided, further, however, that if any Government Approval required pursuant to any Antitrust Law shall not have been obtained or satisfied on or before the Outside Date, then, provided that (A) each other condition set forth in Article VII (other than the conditions that by their nature are to be satisfied at the Closing) shall have been satisfied or is capable of being satisfied by the Outside Date (without giving effect to any extension thereof) and (B) a material breach by the extending Party of any covenant or agreement hereunder shall not have principally caused such Government Approval to not have been satisfied on or before the Outside Date, then Parent or the Company may, at any time prior to termination of this Agreement pursuant to this Section 8.1 or otherwise, extend the Outside Date for any number of days not to extend beyond 90 days; or

(ii)         a Law is enacted, adopted, promulgated or enforced that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if the consummation of the transactions contemplated hereby would violate any Order (whether or not final and nonappealable) of any Governmental Authority having competent jurisdiction; provided, however, that the party seeking to terminate shall not be entitled to terminate pursuant to this Section 8.1(b)(ii) if the imposition of such Order or the failure of such Order to be resisted, resolved or lifted, as applicable was primarily caused by the failure of Parent (if it is seeking to terminate) or the Company (if it is seeking to terminate) to perform in any material respect with any of the covenants or agreements to be performed by it prior to the Closing;

(c)          by Parent if (i) at any time any of the representations or warranties of the Company in Article III is or becomes untrue or inaccurate such that the condition set forth in Section 7.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(c)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(c)), which breach cannot be cured by the Company by the Outside Date or, if capable of being cured, shall not have been cured within 15 days after delivery of notice thereof by Parent to the Company or any shorter period of time that remains between the date Parent delivers written notice of such breach and the Outside Date, provided that Parent shall not be entitled to terminate pursuant to this Section 8.1(c) if such inaccuracy or breach was primarily caused by the failure of Parent to perform in any material respect with any of the covenants or agreements to be performed by it prior to the Closing;

(d)          by Parent if since the effectiveness of this Agreement, an Event has occurred or arisen that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect; or

(e)          by the Company if (i) at any time any of the representations or warranties of Parent in Article IV is or becomes untrue or inaccurate such that the condition set forth in Section 7.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of Parent of any of its covenants or agreements contained in this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 8.1(e)), which breach cannot be cured by Parent by the Outside Date or, if capable of being cured, shall not have been cured within 15 days after delivery of notice thereof by the Company to Parent or any shorter period of time that remains between the date the Company delivers written notice of such breach and the Outside Date, provided that the Company shall not be entitled to terminate pursuant to this Section 8.1(e) if such inaccuracy or breach was primarily caused by the failure of the Company to perform in any material respect with any of the covenants or agreements to be performed by it prior to the Closing.

The Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other Parties hereto.

Section 8.2          Effect of Termination.  In the event of termination of this Agreement as provided above, this Agreement shall immediately terminate and have no further force and effect and there shall be no liability on the part of any Party to any other Party under this Agreement, except that (a) the covenants and agreements set forth in this Section 8.2 and Article IX (Miscellaneous) and all definitions herein necessary to interpret any of the foregoing provisions shall remain in full force and effect and survive such termination indefinitely and (b) nothing in this Section 8.2 shall release any Party from any Liability for any breach by such Party of this Agreement before the effective date of such termination, or otherwise affect any of the rights or remedies (whether under this Agreement, or at Law, in equity or otherwise) available to any Party with respect to the breach of this Agreement by any Party before the effective date of such termination.

Section 8.3          Expense Reimbursement.  In the event the Agreement is terminated by the Parent pursuant to Section 8.1(c) hereof, the Company shall pay to Parent all appropriate, documented internal and external expenses incurred or paid by or on behalf of Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, by wire transfer of immediately available funds to an account designated by Parent, within five (5) Business Days of the later of (i) the date of such termination and (ii) the date that Parent shall have provided to the Company true and complete copies of documentation evidencing such expenses; provided, that the aggregate amount payable shall not exceed $50,000.

ARTICLE IX
 MISCELLANEOUS

Section 9.1          Notices.  All notices and other communications made pursuant to or under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when personally delivered, (b) when transmitted by facsimile or electronic mail if such transmission occurs on a Business Day before 5:00 p.m. Eastern time, or the next succeeding Business Day if such transmission occurs at any other time, (c) one Business Day after deposit with a nationally recognized overnight courier service, or (d) three Business Days after the mailing if sent by registered or certified mail, postage prepaid, return receipt requested.  All notices and other communications under this Agreement shall be delivered to the addresses set forth below, or such other address as such Party may have given to the other Parties by notice pursuant to this Section 9.1 (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereinafter maintain):

If to the Company:	G.research, LLC
One Corporate Center
401 Theodore Fremd Avenue
Rye, New York 10580
Facsimile:
Email:
Attention: Vincent M. Amabile, Jr.

with a copy to (which	Paul Hastings LLP
shall not constitute notice):	200 Park Avenue
New York, NY 10166
Facsimile: (212) 230-7752
Email: MichaelZuppone@paulhastings.com
Attention: Michael L. Zuppone

If to Sole Member:	Institutional Services Holdings, LLC
One Corporate Center
401 Theodore Fremd Avenue
Rye, New York 10580
Facsimile:
Email: KHandwerker@gabelli.com
Attention: Kevin Handwerker

If to Parent:	Morgan Group Holding Co.
One Corporate Center
401 Theodore Fremd Avenue
Rye, New York 10580
Facsimile:
Email: rdolan@lictcorp.com
Attention: Robert E. Dolan

with a copy to (which	Olshan Frome Wolosky LLP
shall not constitute notice):	1325 Avenue of the Americas
New York, NY 10019
Facsimile: (212) 451-2222
Email: egonzalez@olshanlaw.com
Attention: Elizabeth R. Gonzalez-Sussman

Section 9.2          Expenses.  Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated, provided that, if the Closing occurs, the Transaction Expenses shall be borne and paid as provided in this Agreement.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other.

Section 9.3          Entire Agreement.  All references in this Agreement shall include all Exhibits and Schedules hereto.  This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof and thereof and supersede all prior agreements or understandings between the Parties with respect to such subject matter.  Notwithstanding any oral agreement or course of conduct of the Parties or their respective officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors and other agents to the contrary, no Party shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 9.4          No Third-Party Beneficiaries.  This Agreement shall inure exclusively to the benefit of and be binding upon the Parties, and their respective successors, permitted assigns, executors and legal representatives.  Nothing in this Agreement, express or implied, is intended to confer on any Person (other than the Parties or their respective successors and permitted assigns,) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.5          Assignments.  This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns, but will not be assignable or delegable by any Party, by operation of Law or otherwise, without the prior written consent of the other Parties.  Any attempted assignment in violation of this Section 9.5 shall be void ab initio.

Section 9.6          Amendment; Waiver.  This Agreement may be amended, modified or waived (a) prior to the Effective Time, only by the written agreement of Parent, Merger Sub and the Company; provided, however, that there shall be no amendment or waiver that, pursuant to Law, requires further approval of the Sole Member (other than the approval of the Sole Member which has already been obtained), without the receipt of such further approval, and (b) after the Effective Time, only by the written agreement of Parent and the Sole Member.  No failure or delay of any Party to exercise any right or remedy given to such Party under this Agreement or otherwise available to such Party or to insist upon strict compliance by any other Party with its or his obligations hereunder, no single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, and no custom or practice of the Parties in variance with the terms hereof, shall constitute a waiver of any Party’s right to demand exact compliance with the terms hereof.  Any written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, expressly set forth therein.

Section 9.7          Agreement Controls.  [Reserved].

Section 9.8          Severability.  If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect under any applicable Law, the validity, legality and enforceability of all other terms and provisions of this Agreement will not in any way be affected or impaired.  If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 9.9        Governing Law.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 9.10       Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.  Each Party agrees that any Proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Proceeding, the United States District Court for the District of Delaware, and each of the Parties hereby submits to the exclusive jurisdiction of such courts for itself and with respect to its property, generally and unconditionally, for the purpose of any such Proceeding.  A final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each Party agrees not to commence any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby except in the courts described above (other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described above), irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such court, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum or does not have jurisdiction over any Party.  Each Party agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address (or in the case of the Sole Member, the Sole Member’s address) set forth herein shall be effective service of process for any such Proceeding.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, STATUTE OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.  EACH PARTY FURTHER WAIVES ANY RIGHT TO SEEK TO CONSOLIDATE ANY PROCEEDING IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED OR WARRANTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11        Admissibility into Evidence.  All offers of compromise or settlement among the Parties or their officers, directors, managers, employees, attorneys, accountants, consultants, financial advisors or other agents in connection with the attempted resolution of any dispute under this Agreement shall be deemed to have been delivered in furtherance of a settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any Proceeding for the resolution of such dispute.

Section 9.12        Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity.  Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

Section 9.13        Other Remedies.  Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

Section 9.14       No Recourse Against Parent Affiliates.  Notwithstanding anything in this Agreement or in any other document delivered pursuant to this Agreement to the contrary, Parent’s obligations under this Agreement may only be enforced against, and any Proceeding for breach of this Agreement by Parent, may only be made against the entity that is expressly identified herein as the “Parent,” and no Affiliate of Parent shall have any Liability for any breach of this Agreement.  The Company, the Sole Member and the Company Parent shall not have any right of recovery in respect hereof against any Affiliate of Parent, whether by or through attempted piercing of the corporate or limited liability company veil, including through any Proceeding by or on behalf of the Company, the Sole Member and the Company Parent against any Affiliate of Parent seeking the enforcement of any judgment, fine or penalty or by virtue of any applicable Law, or otherwise.

Section 9.15        Rules of Construction.  The following rules of construction shall govern the interpretation of this Agreement:

(a)          all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits or Schedules in this Agreement;

(b)          each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP;

(c)          unless the context otherwise requires, words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter;

(d)          whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “but not limited to”;

(e)          the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”;

(f)          references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(g)          when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or prior to Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(h)          time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement;

(i)           the subject headings of Articles and Sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions;

(j)          (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (ii) the term “any” means “any and all,” and (iii) the term “or” shall not be exclusive and shall mean “and/or”;

(k)          (i) references to “days” means calendar days unless Business Days are expressly specified and (ii) references to “$” mean U.S. dollars.  If there is a need to convert U.S. dollars into any foreign currency, or vice versa, the exchange rate shall be that published by The Wall Street Journal three Business Days before the date on which he obligation is paid (or if The Wall Street Journal is not published on such date, the first date thereafter on which The Wall Street Journal is published), except as otherwise required by applicable Law (in which case, the exchange rate shall be determined in accordance with such Law);

(l)          the Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance, and if any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same or similar subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement;

(m)         all uses of “written” contained in Articles III and IV shall be deemed to include information transmitted via email, facsimile or other electronic transmission;

(n)          any drafts of this Agreement circulated by or among the Parties prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement, and each of the Parties agrees that no Party, indemnifying Party or indemnified Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose; and

(o)          the Parties have participated jointly in the negotiation and drafting of this Agreement; in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the language used in it will be deemed to be the language chosen by the Parties to express their mutual intent.

Section 9.16        Counterparts; Deliveries.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of electronic transmission of .pdf files or other image files via email, cloud-based transfer or file transfer protocol, or use of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party to any such agreement or instrument shall raise the use of electronic transmission or a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic transmission or a facsimile machine as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 9.17        Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants in this Agreement, or in any certificates delivered in connection with the execution and delivery of this Agreement, shall survive the Closing Date for twelve (12) months thereafter.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PARENT:

MORGAN GROUP HOLDING CO.

By:	/s/ Robert E. Dolan
Name: Robert E. Dolan
Its: Chief Financial Officer

[Signature Page to Merger Agreement]

MERGER SUB:

G.R. ACQUISITION, LLC

By: MORGAN GROUP HOLDING CO., its sole member

By:	/s/ Robert E. Dolan
Name: Robert E. Dolan
Its: Chief Financial Officer

[Signature Page to Merger Agreement]

COMPANY:

G.RESEARCH, LLC

By:	/s/ Vincent M. Amabile, Jr.
Name:	Vincent M. Amabile, Jr.
Title:	President

[Signature Page to Merger Agreement]

SOLE MEMBER

INSTITUTIONAL SERVICES HOLDINGS, LLC

By: ASSOCIATED CAPITAL GROUP, INC., its managing member
By:	/s/ Douglas R. Jamieson
Name:	Douglas R. Jamieson
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

COMPANY PARENT

ASSOCIATED CAPITAL GROUP, INC.

By:	/s/ Douglas R. Jamieson
Name:	Douglas R. Jamieson
Its:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

[See attached]

Exhibit A-1

EXHIBIT B

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY

[See attached]

Exhibit B-1

EXHIBIT C

FINANCIAL STATEMENTS

[See attached]

Exhibit C-1